Exhibit 10.5

AMENDED AND RESTATED TAX ALLOCATION AGREEMENT

THIS AMENDED AND RESTATED TAX ALLOCATION AGREEMENT (this
"Agreement'), dated as of June 1, 2015 and effective as of October 2, 2013 (the"Effective Date"), by and among Athene Annuity & Life Assurance Company, a Delaware corporation ("Parent"); Athene Annuity and Life Company, an Iowa corporation (formerly Aviva Life and Annuity Company) ("AA/A"); Structured Annuity Reinsurance Company, an Iowa corporation ("STAR"); Athene Re USA IV, Inc., a Vermont corporation (formerly Aviva Re USA IV, Inc.) ("AUSAIV''); Athene Life Insurance Company of New York, a New York corporation (formerly Aviva Life and Annuity Company of New York) ("ALICNY"); and Athene Annuity & Life Assurance Company of New York, a New York corporation (formerly Presidential Life Insurance Company) ("AANY").

WITNESSETH

WHEREAS, Parent, AAIA, STAR, AUSAIV, ALICNY, AANY, Investors Insurance Corporation, a Delaware corporation ("/IC'), Aviva Re Iowa, Inc., an Iowa corporation ("Aviva Re"), Aviva Re Iowa II, Inc., an Iowa corporation ("Aviva Re Ir'), Aviva Re Iowa III, Inc., an Iowa corporation ("Aviva Re Ilr'), Aviva Re USA II, Inc., a Vermont corporation ("AUSA/r'), Aviva Re USA III, Inc., a Vermont corporation ("AUSAIIr'), and Aviva Re USA VI, Inc., a Vermont corporation ("A USAVr'), are parties to a Tax Allocation Agreement entered into as of October 2, 2013 (the "Original Agreement"); and

WHEREAS, following the effective date of the Original Agreement, (i) IIC was merged with and into Parent, with Parent as the surviving entity and (ii) Aviva Re, Aviva Re II, Aviva Re III, AUSAII, AUSAIII and AUSAVI, each of which were direct subsidiaries of AAIA, were wound up and liquidated; and

WHEREAS, Parent, AAIA, STAR, AUSAIV, ALICNY and AANY desire to amend and restate the Original Agreement in accordance with the terms set forth herein; and

WHEREAS, Parent, IIC, AANY and Presidential Life Insurance Company - USA (formerly known as Great American Life Assurance Company), a Delaware corporation ("PLIC USA") previously (i) were members of an affiliated group (the "Previous Athene Affiliated Group") as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) entered into a Tax Allocation Agreement, effective as of December 28, 2012 (as amended, modified or supplemented from time to time, the "Previous Athene Agreement'); and

WHEREAS, AAIA, STAR, Aviva Re, Aviva Re II, Aviva Re III, AUSAII, AUSAIII,
AUSAIV, AUSAVI and ALICNY previously (i) were members of an affiliated group (the "Previous Aviva Affiliated Group") as defined in Section 1504(a) of the Code, the parent of which was Athene USA Corporation (f/k:/a Aviva USA Corporation) ("AUSA"), and (ii) entered into an Amended and Restated Tax Allocation and Indemnification Agreement dated as of September 28, 2006 (as amended, modified or supplemented from time to time, the "Previous Aviva Agreement'); and

WHEREAS, the parties hereto are members (together with other affiliates of the parties hereto who become parties to this Agreement from time to time, the "Members") of an affiliated group (the "Affiliated Group") as defined in Section 1504(a) of the Code; and

WHEREAS, Parent, UC, AAIA, STAR, Aviva Re, Aviva Re II, Aviva Re III, AUSAII, AUSAIII, AUSAIV, AUSAVI, ALICNY and AANY are (or were) domestic insurance companies, each of which is subject to federal income tax under Section 801 of the Code; and

WHEREAS, Parent, UC, AAIA, STAR, Aviva Re, Aviva Re II, Aviva Re III, AUSAII, AUSAIII, AUSAIV, AUSAVI, ALICNY and AANY will be included in the consolidated federal income tax return of the Affiliated Group for the taxable year ending December 31, 2013 and for subsequent years; and

WHEREAS, under the Previous Athene Agreement, PLIC-USA will be included in the consolidated federal income tax return of the Previous Athene Affiliated Group for the taxable year ending October 2, 2013, for the period beginning January 1, 2013 and ending on September 30, 2013 (both days inclusive);

WHEREAS, under the Previous Athene Agreement, PLIC-USA's subsidiaries will be included in the consolidated federal income tax return of the Previous Athene Affiliated Group for the taxable year ending October 2, 2013, for the period beginning on the respective dates of their formation and ending on September 30, 2013 (both days inclusive);

WHEREAS, as of the Effective Date, PLIC-USA and its subsidiaries are not included in the Affiliated Group due to the sale of PLIC-USA and its subsidiaries to Commonwealth Annuity and Life Insurance Company, a Massachusetts corporation unaffiliated with Parent; and

WHEREAS, it is the intent and desire of the parties hereto to establish a method for providing reimbursement to Parent for payment of each Member's share of the consolidated tax liability of the Affiliated Group, and to reimburse Members for losses incurred by such Members that reduce the consolidated tax liability of the Affiliated Group.

1.Parent shall file a consolidated federal income tax return for each tax period of the Affiliated Group for which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated tax return. The Members shall execute and file any consents, elections or other documents that may be required or appropriate for the proper filing of such returns.

2.Rules governing the allocation and apportionment of tax liability between the Members and the Affiliated Group.

(a)
For each tax period of the Affiliated Group, Parent shall compute the separate tax liability of each Member as if it had filed a separate federal income tax return and each Member shall pay to Parent the portion of such computed tax liability (if any) required for the year to date estimated period, taking into consideration amounts previously paid or received for the taxable year. For purposes of this Agreement, a tax period is each period for which an estimated tax payment, extension payment or tax return payment is due under the provisions of the Code.

(b)
Such payment shall be made in federal funds wired to the specified account of Parent or marketable securities of equivalent value constituting permitted investments for Parent and transferred to Parent, in either case, within 30 days after the due date for paying the tax liability for the estimated tax period.

(c)
Calculations of amounts due to and from Parent will be made by an officer of Parent or by a person(s) designated by such officer within 30 days before each federal tax payment is due under paragraph 2(a).

(d)	Final settlement of tax liabilities will occur within 30 days after filing of the relevant tax returns. Interim settlement will occur within 30 days after provision of estimated quarterly payments.

(e)
If the consolidated taxable income of the Affiliated Group results in the Affiliated Group owing an alternative minimum tax liability, such liability shall be apportioned to the members of the Affiliated Group by multiplying (1) the consolidated alternative minimum tax liability times (2) a fraction of which (a) the numerator is the excess of the consolidated alternative minimum tax liability of the Affiliated Group over the consolidated alternative minimum tax liability of the Affiliated Group without the Member and (b) the denominator is the sum of "with/without" calculations of consolidated alternative minimum tax liability made for each Member comprising the consolidated group (i.e., the sum of the numerators for all Members).

(f)
The separate tax liability of each Member, if any, shall be computed by Parent in accordance with the principles of the subdivisions of Treasury Regulation Section l.1552-l(a)(2)(ii) with respect to transactions between such Member and other members of the Affiliated Group.

(g)
To the extent the computation of a Member's separate taxable income, including its use of tax attributes not available in determining the consolidated tax liability of the Affiliated Group, results in a loss for tax purposes, such Member shall be entitled to a payment from Parent equal to (i) the tax benefit such Member could have received by carrying back the loss to a prior year as if it had not been part of the Affiliated Group and (ii) an allocable share of the net tax benefit realized by utilizing such Member's loss in the consolidated tax return after reduction of the loss by the amount carried back under (i). In calculating such Member's allocable share of the net tax benefit from the use of its loss in the consolidated return, the allocation will be based on the ratio of such Member's separate return taxable loss to the total separate corporate taxable loss of the members of the Affiliated Group with a separate return taxable loss; provided, however, that the separate taxable loss of a Member will be reduced by any amount carried back under (i) and the taxable income of the Members with separate return taxable income will be reduced by any carryover or carryback of any tax attribute that is not available in determining the consolidated tax liability of the Affiliated Group for such tax period. Any payment due under this provision will be paid to the Member within 30 days after the due date of each estimated tax payment or, in the case of a refund request, within 30 days after receiving the refund and may be made by federal funds wire transfer or marketable securities of equivalent value constituting permitted investments for such Member.

(h)
State income and franchise taxes paid on a combined, consolidated or similar basis will be apportioned in an equitable manner using a methodology similar to the methodology used for federal taxes. Each Member's contribution to state taxable income or loss as well as its impact on state apportionment factors will be taken into account.

(i)
All funds and invested assets of each Member are the exclusive property of such Member, held for the benefit of such Member and subject to the control of such Member. Members will maintain oversight of actions taken by Parent with respect to consolidated tax filings.

3.If the consolidated tax liability is adjusted for any tax period of the Affiliated Group, whether by means of an amended return, claim for refund or after a tax audit by the Internal Revenue Service, the liability of the Members shall be recomputed to give effect to such adjustments in the same manner as in Section 2 above. If as a result of adjusted tax liability, any amounts due under this Agreement shall differ from the amounts previously paid, then payments under this Agreement will be made within 30 days of the filing of the consolidated federal income tax return in which the losses are currently utilized, within 30 days of the time payments are otherwise due as a result of an increased tax liability or within 30 days of the receipt of any refund. Any interest on a refund and any allocable interest and penalties will be taken into account.

4.Except as otherwise provided in this Agreement, in no event will any Member make any payments to or receive any payments from Parent that are based on such Member's, Parent's or the Affiliated Group's deferred tax benefits or liabilities.

5.If during a consolidated return period Parent or any Member acquires or organizes another corporation that is required to be included in the consolidated return, that corporation shall join in and be bound by this Agreement by executing a counterpart signature page hereto.

6."Books and Records" of each Member means all books and records developed or maintained by each Member under this Agreement or related to tax liabilities of such Member. Books and Records of each Member are and remain the property of the Member and are subject to such Member's control.

7.Notwithstanding any provision in this Agreement to the contrary, the federal tax liability of ALICNY, AANY and any other New York-domiciled life insurance company that becomes a party to this Agreement following the Effective Date in accordance with Section 5 (each, a "New York Insurer") for any tax period of the Affiliated Group must be calculated in accordance with the following method set forth in Circular Letter 1979-33, December 20, 1979, promulgated by the New York State Department of Financial Services ("Circular 1979-33") and shall not be changed without 30 days' prior notification to the New York State Department of Financial Services:

i.    The tax charge to each New York Insurer under this Agreement shall not be more than it would have paid if it had filed on a separate return basis. Each New York Insurer shall be "paid" for any foreign tax credits, investments credits, losses or any loss carryover (collectively referred to in this Section 6 as "credits") generated by it, to the extent actually used in the consolidated return. Payment shall be equal to the "savings" generated by its credits. All payments shall be recorded on the applicable New York Insurer's books as contributed surplus.

ii.    If the amount paid by any New York Insurer to Parent for federal income taxes is greater than the actual payment made by Parent to the Internal Revenue Service, then the difference shall be placed in escrow in the same manner and under the same conditions as described in Method (A) of Circular 1979-33.

iii.    Once any New York Insurer is "paid" for its credits, it cannot use such credits in the calculation of its tax liability under the separate return basis. Any of such New York Insurer's credits which are not used in the consolidated return and for which it has not been paid shall be retained by such New York Insurer for possible future use.

8.Each Member that was a member of the Previous Aviva Affiliated Group for the tax period beginning January 1, 2013 (or, iflater, such Member's date of formation) and ending October 2, 2013 agrees that, solely with respect to such tax period, the principles of the Previous Aviva Agreement shall govern the allocation and apportionment of tax liability between the members of the Previous Aviva Affiliated Group. Each Member acknowledges and agrees that each of AUSA, Athene London Assignment Corporation, a Delaware corporation, Athene Assignment Corporation, a Delaware Corporation, American Investors Sales Group, Inc., a Kansas corporation and ARE Land Development, Inc., an Iowa corporation are third party beneficiaries of the Members obligations under this Section 7. Notwithstanding anything to the contrary in this Section 8, all amounts paid prior to January 1, 2015, by a Member to AUSA with respect to the tax period ending October 2, 2013, shall be in full satisfaction of the Member's tax liability for such tax period and, to the extent AUSA is required to make any additional tax payments as a result of an adjustment made by a tax authority to the consolidated tax liability for such tax period, no Member shall be allocated any portion of the tax liability with respect to such adjustment.

9.This Agreement shall apply to each tax period ending in 2013 and all subsequent tax periods unless the Members agree to terminate this Agreement with respect to one or more Members, which Members may do with or without cause upon 30 days written notice to all other Members and to the Iowa Insurance Division, the Delaware Department of Insurance, the New York State Department of Financial Services, and the Vermont Department of Financial Regulation. Notwithstanding such termination, unless otherwise agreed to by the Members, this Agreement shall continue in effect with respect to any payment or refunds due for all tax periods prior to termination.

10.Any controversy arising out of or in connection with this Agreement shall be settled by arbitration in the State of New York or any other mutually agreeable location in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any award rendered thereon shall be enforceable in any court of competent jurisdiction. The arbitration will be conducted by three (3) independent and impartial arbitrators, one to be chosen by the disputing Member(s), one to be chosen by the disputed Member(s) and the third by the two so chosen, all of whom shall be executive officers or retired officers of life insurance companies other than the Members or any of their respective affiliates or subsidiaries. Unless the arbitrators decide otherwise, each Member will bear the expense of its own arbitration activities, including any outside attorney and witness fees. The disputing Member(s) and the disputed Member(s), respectively, shall jointly bear the expense of their respective appointed arbitrator and all parties to the arbitration will jointly bear the expense of the third arbitrator.

11.If any Member to this Agreement is placed in receivership or seized by the commissioner of insurance under state receivership laws:

(a)	All rights of the Member under this Agreement shall extend to the receiver or commissioner; and

(b)
All Books and Records of the Member will immediately be made available to the receiver or the commissioner and shall be turned over the receiver or commissioner immediately upon the request of the receiver or commissioner; and

(c)	No other Member or Parent has an automatic right to terminate this Agreement.

12.This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereot: including the Previous Athene Agreement with respect to the tax liability of the parties for all periods on or after the Effective Date.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Athene Annuity & Life Assurance Company

By: /s/ Guy Hudson Smith, III
Name: Guy Hudson Smith, III
Title: President

Athene Annuity and Life Company

By: /s/ David C. Attaway
Name: David C. Attaway
Title: Senior Vice President, CFO and Treasurer

Structured Annuity Reinsurance Company

By: /s/ Guy Hudson Smith, III
Name: Guy Hudson Smith, III
Title: President

Athene Re USA IV, Inc.

By: /s/ Erik H. Askelsen
Name: Erik H. Askelsen
Title: Secretary

Athene Annuity & Life Assurance Company of New York

By: /s/ David C. Attaway
Name: David C. Attaway
Title: Senior Vice President, CFO and Treasurer

Athene Life Insurance Company of New York

By: /s/ Erik H. Askelsen
Name: Erik H. Askelsen
Title: Senior Vice President, General Counsel and Secretary

Signature Page - Amended and Restated Tax Allocation Agreement